[GASCO ENERGY LETTERHEAD]

GASCO  |
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ENERGY |
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FOR RELEASE AT 8:45 AM EST ON MONDAY, FEBRUARY 7, 2005

             GASCO ENERGY PROVIDES PRODUCTION AND OPERATIONS UPDATE

DENVER - (PR Newswire) - February 7, 2005 - Gasco Energy, Inc. (AMEX: GSX) today provided an interim production and operations update on its Riverbend Project in Utah's Uinta Basin.

MONTHLY PRODUCTION
Estimated cumulative monthly net production for January 2005 was 44.8 million cubic feet equivalent (MMcfe) a 10% decrease from December 2004 net production of 49.9 MMcfe. Normal production declines in existing wells were only partially offset by the addition of production from new wells and a recompleted well as further described below. Gross production for January 2005 was 182.5 MMcfe compared to 200.2 MMcfe for December 2004. The company attributes the month-over-month decrease in production to normal production declines which were only partially offset by the addition of production from new wells late in the month. In addition, a three-week shut in of production on an existing well during recompletion operations contributed to declines.

DRILLING ACTIVITY
Gasco currently has three rigs operating in Utah. During the month of January 2005 the Company spudded two wells (30% working interest (WI) and 100% WI) and reached total depth on a third, the Federal 31-21 (30% WI). This well was drilled to the Blackhawk Formation and marks the Company's seventh well to have pipe run to the Blackhawk.

COMPLETION ACTIVITY
During January 2005, Gasco conducted initial completion operations on the Blackhawk Formation in two wells, the Federal 22-30 (30% WI) and the Federal 41-31 (30% WI). Neither well contributed significantly to January production as both were cleaning up and flowing back frac fluid. The Company re-entered the Wilkin Ridge 12-32 (30% WI) to complete behind-pipe Mesaverde Formation pay. This well was off production for approximately three weeks for these operations and is currently producing from both the Mesaverde and Blackhawk formations.

MANAGEMENT COMMENT
Mark Erickson, President & CEO said: "Last month marked a milestone for Gasco. We now have three rigs running on our project in Utah. This has two implications for us. First, the greater pace of activity means that we expect to more rapidly add reserves in the Riverbend Project. We are taking a higher working interest in the third rig, ranging from 75% to 100% WI, as compared to 22.5% to 30% WI in the first two rigs. The second implication is that, provided drill-bit success; we should see a subsequent rise in net production."

Mr. Erickson added: "The Federal 31-21 is our seventh Blackhawk test. We are encouraged that we have run pipe to the Blackhawk Formation on all seven of these wells. This drilling program is still in its early stages and we continue to evaluate the contribution to production from this formation. In our evaluation process, we are initially completing wells only in the Blackhawk while leaving the Mesaverde pay and Wasatch pay, if any, behind pipe. Such a completion method allows engineers to monitor Blackhawk production in order to better design future completions and to improve our reserve estimates by having better production history data. As we did with the Wilkin Ridge 12-32, we intend to subsequently re-enter these wells and re-complete the up-hole behind pipe pay."

ABOUT GASCO ENERGY
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active

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in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit WWW.GASCOENERGY.COM.

FORWARD-LOOKING STATEMENTS
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Item 8.01 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on October 14, 2004.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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